UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  July 24, 2014

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT
Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)
On July 24, 2014, NextEra Energy, Inc.'s (Company) Board of Director's (Board) approved an increase in the size of the Board from eleven members to twelve members and, upon the recommendation of the Governance & Nominating Committee, appointed Naren K. Gursahaney to fill the newly created directorship. In addition, effective on the same date, the Board approved the appointment of Mr. Gursahaney to the Audit Committee of the Board.

Mr. Gursahaney is the President and Chief Executive Officer, and a member of the Board of Directors, of The ADT Corporation (ADT). Prior to ADT’s separation from Tyco International Ltd. (Tyco) in September 2012, Mr. Gursahaney served as President of Tyco’s ADT North American Residential business segment and he was the President of Tyco Security Solutions, then a provider of electronic security to residential, commercial, industrial and governmental customers. Mr. Gursahaney joined Tyco in 2003 as Senior Vice President of Operational Excellence. He then served as President of Tyco Engineered Products and Services and President of Tyco Flow Control. Prior to joining Tyco, Mr. Gursahaney was President and Chief Executive Officer of GE Medical Systems Asia, where he was responsible for the company’s sales and services business in the Asia-Pacific region. During his 10-year career with General Electric, Mr. Gursahaney held senior leadership roles in services, marketing and information management.

Mr. Gursahaney will receive compensation for his service as a director consistent with the compensation paid to the other non-employee directors of the Company, as described in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2014 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 4, 2014. The compensation includes a grant of 590 shares of Company common stock under the NextEra Energy, Inc. 2007 Non-Employee Directors Stock Plan which is made to non-employee directors upon their initial appointment or election to the Board. These shares are not transferable until Mr. Gursahaney ceases to be a member of the Board and are subject to forfeiture if he ceases to be a member of the Board within five years of his initial appointment, other than by reason of his death, disability or attainment of the Board’s mandatory retirement age.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 28, 2014

NextEra Energy, Inc.
(Registrant)

CHARLES E. SIEVING
Charles E. Sieving Executive Vice President & General Counsel

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